For Immediate Release

Contacts:	Steve Gaut, Public Relations
404-828-8787
Joe Wilkins, Investor Relations
404-828-8209

UPS DELIVERS PEAK PROFITS

•	Generates Highest-Ever 4Q EPS of $1.57, up 26%

•	4Q Double-Digit Operating Profit Growth and Expanded Operating Margins in all Three Segments

•	4Q Revenue Dampened by Changes in Fuel and Currency

•	2015 EPS up 14%, Reaches All-Time High of $5.43

•	Record International Operating Profit of $2.2 Billion in 2015, Led by the Europe Region

•	Announces Full-Year 2016 EPS Guidance of $5.70 to $5.90

ATLANTA, Feb. 2, 2016 (GLOBE NEWSWIRE)—UPS (NYSE:UPS) today announced fourth-quarter 2015 adjusted diluted earnings per share of $1.57, a 26% increase over adjusted fourth-quarter 2014 results. All three business segments expanded operating margins and generated double-digit operating profit growth.

For the full year, UPS achieved adjusted diluted earnings per share of $5.43, an increase of 14% over 2014 adjusted results. Included in these results were several discrete tax credits that increased the earnings per share by about $0.07 for the quarter and a total of $0.10 for 2015.

Total revenue in the fourth quarter rose slightly, to $16.1 billion. Revenue growth was slowed by currency translations and lower fuel surcharges. On a currency-neutral basis, revenue was up 2.4% compared to the same period last year. Revenue management initiatives continue to improve base rates across all segments.

“Our flexible integrated network, close collaboration with customers and the extraordinary efforts of UPSers enabled us to achieve great service and record financial performance this quarter,” said David Abney, UPS chief executive officer. “This year’s results build on our multi-year strategy to deliver improved shareowner value.”

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On a reported basis, diluted earnings per share for 2015 were $5.35 compared to $3.28 in 2014. Fourth-quarter GAAP diluted earnings per share were $1.48 compared to the fourth-quarter 2014 diluted earnings per share of $0.49. Fourth quarter 2015 results include a $79 million non-cash, after-tax, mark-to-market pension charge to recognize lower-than-planned asset returns that were somewhat offset by a higher discount rate. In the prior-year period, the company reported non-cash, after-tax charges of $692 million related to pension mark-to-market charges and the transfer of certain healthcare liabilities.

UPS delivered 1.3 billion packages during the fourth quarter, an increase of 1.8% over the same period last year. For calendar year 2015, the company delivered 4.7 billion packages, up 2.1% over 2014. During peak season 2015, UPS delivered 612 million packages.

Cash Flow

For the year ended Dec. 31, UPS generated $5.0 billion in free cash flow. The company paid dividends of $2.5 billion, an increase of 9.0% per share over the prior year. UPS also repurchased 27 million shares for approximately $2.7 billion.
U.S. Domestic Package

U.S. Domestic revenue increased 2.6%, to $10.3 billion. Lower fuel surcharge rates reduced revenue growth by about 250 basis points. Revenue per package increased slightly to $8.89. Base rates driven by company actions remain strong while changes in fuel surcharges and customer mix lowered revenue-per-package growth.

Strong demand from ecommerce shippers contributed to a 2.4% increase in average daily shipments. Deferred Air products soared 15% and Next Day Air was up 10% over the same period last year. UPS completed deliveries to more than 1.9 million new addresses during December, demonstrating the growing influence of online retail.

Adjusted operating profit increased $209 million, or more than 18% over the fourth-quarter 2014 adjusted results. Operating margin expanded 170 basis points, to 13.1%, on an adjusted basis. The company’s focus on revenue quality, combined with better network performance, resulted in improved operating leverage this quarter.

On a reported basis, operating profit increased $840 million, or 189% with operating margin of 12.5%, as a result of the mark-to-market pension entries mentioned above.

International Package

International adjusted operating profit was up 16%, to $624 million, in the fourth quarter, led by strong performance in Europe. Disciplined pricing, favorable customer and product mix, combined with improved operational performance, drove increased profitability. For the first time, the International segment surpassed $2 billion in annual adjusted operating profit.

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UPS’s focus on more-profitable accounts led to improved base rates across all regions. On a currency-neutral basis, revenue per package was down 0.9% compared to the fourth quarter of 2014. Lower fuel surcharge masked revenue per package growth by approximately 350 basis points and offset strong growth in base rates.

Export shipments increased slightly, led by mid-single digit growth in the Europe and Americas regions. Growth in Europe transborder products and exports to the U.S. offset a drop in U.S. and Asia exports.

On a reported basis, operating profit increased $245 million, or 73%, as a result of the mark-to-market pension entries mentioned above.

Supply Chain & Freight

Supply Chain & Freight adjusted operating profit increased 11%, to $199 million over adjusted 2014 fourth-quarter results. Total segment revenue increased 6.0% to $2.6 billion. The inclusion of Coyote Logistics revenue for the full quarter more than offset the impact of softer markets, lower fuel surcharges and actions to improve revenue quality in the other business units.

Freight Forwarding generated increased operating profit and margin expansion despite declines in tonnage. International Air Freight benefitted from revenue quality initiatives, which when combined with a drop in buy-rates resulted in the best pricing spreads in several years.

UPS Freight LTL revenue per hundredweight increased 2.1%. Lower fuel surcharges drove the growth rate lower by about 550 basis points. This improvement was offset by a 12% tonnage decline that lowered revenue. UPS continues to focus on profitable revenue in a challenging market environment.

On a reported basis, operating profit for the segment increased $212 million as a result of the mark-to-market pension entries mentioned above.

Outlook

“This was the fourth consecutive quarter that UPS exceeded our financial expectations,” said Richard Peretz, UPS chief financial officer. “Our business generated strong results in 2015. While we face uncertain macro-economic conditions, we are continuing to invest for profitable growth,” Peretz continued. “Our guidance for 2016 full-year diluted earnings per share is $5.70 to $5.90 an increase of 5% to 9% over adjusted 2015 results. Excluding the 2015 discrete tax credits, the growth rate is 7% to 11%.”

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Conference Call Information:
UPS CEO David Abney and CFO Richard Peretz will discuss fourth quarter results with investors and analysts during a conference call at 8:30 a.m. ET, February 2, 2016. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

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UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” Additionally, we disclose revenue growth adjusted for the impact of foreign currency. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.

We supplemented the presentation of our 2015 and 2014 operating profit, operating margin, pre-tax income, net income and earnings per share with similar measures that excluded the impact of certain transactions. In the fourth quarter of 2015, we recorded a $118 million pre-tax charge ($79 million after-tax) related to mark-to-market loss recognized outside of a 10% corridor for company-sponsored pension and post-retirement liabilities. This charge is allocated between the U.S. Domestic Package segment ($62 million), International Package segment ($44 million), and Supply Chain & Freight segment ($12 million). In the second quarter of 2014, we recorded a $1.066 billion pre-tax charge ($665 million after-tax) related to the transfer of postretirement benefit obligations to multiemployer healthcare plans for certain union employees (under the Teamsters National Master Agreement). This charge is allocated between the U.S. Domestic Package segment ($957 million), the International Package segment ($27 million) and the Supply Chain & Freight segment ($82 million). In the fourth quarter of 2014, we recorded a $1.062 billion pre-tax charge ($670 million after-tax) related to mark-to-market loss recognized outside of a 10% corridor for company-sponsored pension and post-retirement liabilities and a $36 million pre-tax charge ($22 million after-tax) related to the transfer of postretirement obligations to multiemployer healthcare plans for certain union employees (under non-National Master Agreement). These charges are allocated between the U.S. Domestic Package segment ($693 million), the International Package segment ($201 million) and the Supply Chain & Freight segment ($204 million). We believe these adjusted measures provide additional information that better enables shareowners to focus on period-over-period operating performance.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, income before taxes, net income and earnings per share, which are the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data - Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2015	2014	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$10,265	$10,004	$261	2.6%
International Package	3,175	3,426	(251)	(7.3)%
Supply Chain & Freight	2,614	2,465	149	6.0%
Total revenue	16,054	15,895	159	1.0%

Operating expenses:
Compensation and benefits	8,504	9,188	(684)	(7.4)%
Other	5,499	5,953	(454)	(7.6)%
Total operating expenses	14,003	15,141	(1,138)	(7.5)%

Operating profit:
U.S. Domestic Package	1,284	444	840	189.2%
International Package	580	335	245	73.1%
Supply Chain & Freight	187	(25)	212	NA
Total operating profit	2,051	754	1,297	172.0%

Other income (expense):
Investment income	3	(5)	8	NA
Interest expense	(85)	(87)	2	(2.3)%
Total other income (expense)	(82)	(92)	10	(10.9)%

Income before income taxes	1,969	662	1,307	197.4%

Income tax expense	638	209	429	NA

Net income	$1,331	$453	$878	193.8%

Net income as a percentage of revenue	8.3%	2.8%

Per share amounts:
Basic earnings per share	$1.49	$0.50	$0.99	198.0%
Diluted earnings per share	$1.48	$0.49	$0.99	NA

Weighted-average shares outstanding:
Basic	893	908	(15)	(1.7)%
Diluted	898	917	(19)	(2.1)%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$1,346	$1,137	$209	18.4%
International Package (1)	624	536	88	16.4%
Supply Chain & Freight (1)	199	179	20	11.2%
Total operating profit (1)	2,169	1,852	317	17.1%

Income before income taxes (1)	$2,087	$1,760	$327	18.6%
Net income (2)	$1,410	$1,145	$265	23.1%

Basic earnings per share (2)	$1.58	$1.26	$0.32	25.4%
Diluted earnings per share (2)	$1.57	$1.25	$0.32	25.6%
(1) 2015 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $118 million, allocated between the U.S. Domestic Package segment ($62 million), International Package segment ($44 million), and Supply Chain & Freight segment ($12 million).

2014 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $1.062 billion, allocated between the U.S. Domestic Package segment ($660 million), International Package segment ($200 million), and Supply Chain & Freight segment ($202 million).

2014 operating profit and consolidated income before income taxes also exclude a $36 million pre-tax charge associated with transferring postretirement health and welfare benefit obligations to multiemployer healthcare plans for certain union employees. The charge is allocated between the U.S. Domestic Package segment ($33 million), the International Package segment ($1 million) and the Supply Chain & Freight segment ($2 million).

(2) 2015 net income and earnings per share amounts exclude the after-tax impact of the adjustments described in (1), which decreased net income by $79 million.

2014 net income and earnings per share amounts exclude the after-tax impact of the adjustments described in (1), which decreased net income by $692 million.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2015	2014	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,760	$1,719	$41	2.4%
Deferred	1,246	1,165	81	7.0%
Ground	7,259	7,120	139	2.0%
Total U.S. Domestic Package	10,265	10,004	261	2.6%
International Package:
Domestic	626	715	(89)	(12.4)%
Export	2,394	2,540	(146)	(5.7)%
Cargo and Other	155	171	(16)	(9.4)%
Total International Package	3,175	3,426	(251)	(7.3)%
Supply Chain & Freight:
Forwarding and Logistics	1,751	1,534	217	14.1%
Freight	679	773	(94)	(12.2)%
Other	184	158	26	16.5%
Total Supply Chain & Freight	2,614	2,465	149	6.0%
Consolidated	$16,054	$15,895	$159	1.0%

Consolidated volume (in millions)	1,338	1,315	23	1.8%

Operating weekdays	62	62	—	—%

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,515	1,377	138	10.0%
Deferred	1,778	1,549	229	14.8%
Ground	15,321	15,260	61	0.4%
Total U.S. Domestic Package	18,614	18,186	428	2.4%
International Package:
Domestic	1,704	1,748	(44)	(2.5)%
Export	1,271	1,268	3	0.2%
Total International Package	2,975	3,016	(41)	(1.4)%
Consolidated	21,589	21,202	387	1.8%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$18.74	$20.13	$(1.39)	(6.9)%
Deferred	11.30	12.13	(0.83)	(6.8)%
Ground	7.64	7.53	0.11	1.5%
Total U.S. Domestic Package	8.89	8.87	0.02	0.2%
International Package:
Domestic	5.93	6.60	(0.67)	(10.2)%
Export	30.38	32.31	(1.93)	(6.0)%
Total International Package	16.37	17.41	(1.04)	(6.0)%
Consolidated	$9.93	$10.09	$(0.16)	(1.6)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Financial Data - Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2015	2014	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$36,747	$35,851	$896	2.5%
International Package	12,149	12,988	(839)	(6.5)%
Supply Chain & Freight	9,467	9,393	74	0.8%
Total revenue	58,363	58,232	131	0.2%

Operating expenses:
Compensation and benefits	31,028	32,045	(1,017)	(3.2)%
Other	19,667	21,219	(1,552)	(7.3)%
Total operating expenses	50,695	53,264	(2,569)	(4.8)%

Operating profit:
U.S. Domestic Package	4,767	2,859	1,908	66.7%
International Package	2,137	1,677	460	27.4%
Supply Chain & Freight	764	432	332	76.9%
Total operating profit	7,668	4,968	2,700	54.3%

Other income (expense):
Investment income	15	22	(7)	(31.8)%
Interest expense	(341)	(353)	12	(3.4)%
Total other income (expense)	(326)	(331)	5	(1.5)%

Income before income taxes	7,342	4,637	2,705	58.3%

Income tax expense	2,498	1,605	893	55.6%

Net income	$4,844	$3,032	$1,812	59.8%

Net income as a percentage of revenue	8.3%	5.2%

Per share amounts
Basic earnings per share	$5.38	$3.31	$2.07	62.5%
Diluted earnings per share	$5.35	$3.28	$2.07	63.1%

Weighted-average shares outstanding
Basic	901	916	(15)	(1.6)%
Diluted	906	924	(18)	(1.9)%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$4,829	$4,509	$320	7.1%
International Package (1)	2,181	1,905	276	14.5%
Supply Chain & Freight (1)	776	718	58	8.1%
Total operating profit (1)	7,786	7,132	654	9.2%

Income before income taxes (1)	$7,460	$6,801	$659	9.7%
Net income (2)	$4,923	$4,389	$534	12.2%

Basic earnings per share (2)	$5.46	$4.79	$0.67	14.0%
Diluted earnings per share (2)	$5.43	$4.75	$0.68	14.3%

(1) 2015 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $118 million, allocated between the U.S. Domestic Package segment ($62 million), International Package segment ($44 million), and Supply Chain & Freight segment ($12 million).

2014 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $1.062 billion, allocated between the U.S. Domestic Package segment ($660 million), International Package segment ($200 million), and Supply Chain & Freight segment ($202 million).

2014 also excludes a $1.102 billion pre-tax charge associated with transferring postretirement health and welfare benefit obligations to multiemployer healthcare plans for certain union employees. The charge was allocated between the U.S. Domestic Package segment ($990 million), the International Package segment ($28 million) and the Supply Chain & Freight segment ($84 million).

(2) 2015 net income and earnings per share amounts exclude the after-tax impact of the adjustments described in (1), which decreased net income by $79 million.

2014 net income and earnings per share amounts exclude the after-tax impact of the adjustments described in (1), which combined to a decrease in net income by $1.357 billion.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2015	2014	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$6,570	$6,581	$(11)	(0.2)%
Deferred	3,903	3,672	231	6.3%
Ground	26,274	25,598	676	2.6%
Total U.S. Domestic Package	36,747	35,851	896	2.5%
International Package:
Domestic	2,425	2,784	(359)	(12.9)%
Export	9,092	9,586	(494)	(5.2)%
Cargo and Other	632	618	14	2.3%
Total International Package	12,149	12,988	(839)	(6.5)%
Supply Chain & Freight:
Forwarding and Logistics	5,900	5,758	142	2.5%
Freight	2,881	3,048	(167)	(5.5)%
Other	686	587	99	16.9%
Total Supply Chain & Freight	9,467	9,393	74	0.8%
Consolidated	$58,363	$58,232	$131	0.2%

Consolidated volume (in millions)	4,654	4,558	96	2.1%

Operating weekdays	254	253	1	0.4%

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,316	1,274	42	3.3%
Deferred	1,313	1,155	158	13.7%
Ground	12,969	12,893	76	0.6%
Total U.S. Domestic Package	15,598	15,322	276	1.8%
International Package:
Domestic	1,575	1,579	(4)	(0.3)%
Export	1,151	1,115	36	3.2%
Total International Package	2,726	2,694	32	1.2%
Consolidated	18,324	18,016	308	1.7%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$19.66	$20.42	$(0.76)	(3.7)%
Deferred	11.70	12.57	(0.87)	(6.9)%
Ground	7.98	7.85	0.13	1.7%
Total U.S. Domestic Package	9.28	9.25	0.03	0.3%
International Package:
Domestic	6.06	6.97	(0.91)	(13.1)%
Export	31.10	33.98	(2.88)	(8.5)%
Total International Package	16.63	18.15	(1.52)	(8.4)%
Consolidated	$10.37	$10.58	$(0.21)	(2.0)%

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	December 31,
Net cash from operations	$7,414
Capital expenditures	(2,384)
Proceeds from disposals of PP&E	26
Net change in finance receivables	5
Other investing activities	(12)
Free cash flow	$5,049

Amounts are subject to reclassification.